Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On May 14, 2021, Teledyne Technologies Incorporated (“Teledyne” or the “Company”) completed its acquisition of FLIR Systems, Inc., a Delaware corporation (“FLIR”), pursuant to the Agreement and Plan of Merger dated January 4, 2021 (the “Merger Agreement”), among Teledyne, FLIR, Firework Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Teledyne (“Merger Sub I”), and Firework Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Teledyne (“Merger Sub II”), that provided for a two-step merger that would result in FLIR becoming a wholly owned subsidiary of Teledyne (the “FLIR Acquisition” or the “Merger”). In connection with the consummation of the FLIR Acquisition, Merger Sub II, as the surviving company, was renamed Teledyne FLIR, LLC (“TDY FLIR”).

Upon the consummation of the FLIR Acquisition, each share of common stock of FLIR, par value $0.01 per share, issued and outstanding immediately prior to the effective time of the Merger received (i) $28.00 per share in cash and (ii) 0.0718 of a share of common stock of Teledyne, par value $0.01 per share (“Teledyne Common Stock”), with cash paid in lieu of fractional shares. The issuance of shares of Teledyne Common Stock in connection with the FLIR Acquisition was registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-4 (File No. 333-253859), as amended, and declared effective by the Securities and Exchange Commission (the “SEC”) on April 12, 2021.

For the three months ended April 4, 2021, Teledyne incurred $39.0 million of costs in connection with the Merger (“transaction costs”) and FLIR incurred approximately $11.3 million for the Merger. These costs are one-time in nature and remain included in the unaudited pro forma condensed combined statement of operations.

For certain additional information relating to the completion of the Merger, please refer to the Current Report on Form 8-K filed by the Company with the SEC on May 14, 2021.

The following unaudited pro forma condensed combined financial information included herein presents the combination of the historical consolidated financial statements of Teledyne and FLIR, adjusted to give effect to the Merger. The unaudited pro forma condensed combined statement of operations for the three months ended April 4, 2021 assumes the Merger occurred on December 30, 2019 (first day of fiscal 2020). The unaudited pro forma condensed combined balance sheet as of April 4, 2021 assumes the Merger occurred on that date. Teledyne and FLIR have different fiscal years. Teledyne’s fiscal year is based on a 52- or 53-week convention ending on the Sunday nearest December 31, whereas FLIR’s fiscal year ends on December 31. The unaudited pro forma condensed combined financial information has been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 Regulation S-X.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”). Teledyne has elected not to present Management’s Adjustments and has only presented Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the proposed business combination with FLIR been completed as of the dates indicated. In addition, the unaudited pro forma financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial information contains estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in greater detail in the accompanying notes to the unaudited pro forma condensed combined financial information. In many cases, these assumptions were based on preliminary information and estimates and may materially change upon completion of valuation analysis necessary for fair value purchase accounting.

The unaudited pro forma condensed combined financial information were based on and should be read in conjunction with the following:

•	The accompanying notes to the unaudited pro forma condensed combined financial information;

•

Separate unaudited condensed consolidated financial statements of Teledyne Technologies Incorporated as of and for the three months ended April 3, 2021 and the related notes, included in the Quarterly Report on Form 10-Q;

•	Separate unaudited consolidated financial statements of FLIR Systems, Inc. as of and for the three months ended March 31, 2021 and the related notes, included in the Quarterly Report on Form 10-Q; and

•

Teledyne’s Form S-4 Registration Statement (as amended) filed with the SEC on March 4, 2021 and declared effective on April 12, 2021. The assumptions used to estimate the preliminary fair value of net assets acquired in unaudited pro forma condensed combined statement of operations for the year ended January 3, 2021 contained in that Registration Statement on Form S-4 was not materially impacted by the completion of the Merger.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

THREE MONTHS ENDED APRIL 4, 2021

(dollars and shares in millions, except for per share data)	Historical Teledyne Technologies Incorporated	Adjusted Historical FLIR Systems, Inc. (Note 2)	Transaction Accounting Adjustments (Notes 4 and 5)		Pro Forma Combined Company
INCOME STATEMENT DATA
Net Sales	$805.7	$467.3	$—		$1,273.0
Costs and expenses
Cost of sales	492.5	248.8	0.9	[A]	742.2
Selling, general and administrative expenses	178.0	166.0	31.0	[B]	375.0

Total costs and expenses	670.5	414.8	31.9		1,117.2

Operating income (loss)	135.2	52.5	(31.9)		155.8
Interest and debt expense, net	(35.7)	(6.1)	(13.6)	[C]	(55.4)
Non-service retirement benefit income	2.8	—	—		2.8
Other income (expense), net	(1.0)	3.6	—		2.6

Income (loss) before income taxes	101.3	50.0	(45.5)		105.8
Provision (benefit) for income taxes	16.6	11.2	(11.0)	[D]	16.8

Net income (loss)	$84.7	$38.8	$(34.5)		$89.0

Weighted average common shares outstanding	37.0				46.5

Basic earnings per common share	$2.29				$1.91

Weighted average diluted common shares outstanding	38.0				47.5

Diluted earnings per common share	$2.23				$1.87

See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Information.”

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF APRIL 4, 2021

(Dollars in millions)	Historical Teledyne Technologies Incorporated	Adjusted Historical FLIR Systems, Inc. (Note 2)	Pro Forma Merger Adjustments (Notes 4 and 6)		Pro Forma Combined Company
BALANCE SHEET DATA
Current Assets
Cash and cash equivalents	$3,234.2	$277.3	$(3,091.0)	[E]	$420.5
Accounts receivable, net	435.5	315.9	—		751.4
Unbilled receivables, net	203.7	75.4	—		279.1
Inventories, net	328.0	457.0	93.7	[F]	878.7
Prepaid expenses and other current assets	79.2	66.6	—		145.8

Total Current Assets	4,280.6	1,192.2	(2,997.3)		2,475.5
Property, plant and equipment, net	484.7	300.3	107.0	[G]	892.0
Goodwill	2,140.1	1,386.9	3,921.5	[H]	7,448.5
Acquired intangible assets, net	397.1	197.6	2,202.4	[I]	2,797.1
Prepaid pension assets	74.3	—	—		74.3
Other assets, net	241.6	151.8	—		393.4

Total Assets	$7,618.4	$3,228.8	$3,233.6		$14,080.8

Liabilities and Stockholders’ Equity
Accounts payable	$249.9	$150.5	$—		$400.4
Accrued liabilities	402.5	245.2	(0.9)	[J]	646.8
Current portion of long-term debt and other debt	—	12.9	—		12.9

Total Current Liabilities	652.4	408.6	(0.9)		1,060.1
Long-term debt	3,243.3	712.9	764.5	[K]	4,720.7
Other long-term liabilities	386.4	197.4	579.4	[J]	1,163.2

Total Liabilities	$4,282.1	$1,318.9	$1,343.0		$6,944.0

Stockholders’ Equity
Common stock, par	$0.4	$—	$0.1	[L]	$0.5
Additional paid-in capital	398.4	42.1	3,846.2	[L]	4,286.7
Retained earnings	3,412.6	2,033.6	(2,121.5)	[L]	3,324.7
Treasury stock	(50.2)	(7.5)	7.5	[L]	(50.2)
Accumulated other comprehensive income (loss)	(424.9)	(158.3)	158.3	[L]	(424.9)

Total Stockholder’s Equity	3,336.3	1,909.9	1,890.6		7,136.8

Total Liabilities and Stockholders’ Equity	$7,618.4	$3,228.8	$3,233.6		$14,080.8

See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Information.”

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1: Description of Transaction

On May 14, 2021, Teledyne Technologies Incorporated (“Teledyne” or the “Company”) completed its acquisition of FLIR Systems, Inc., a Delaware corporation (“FLIR”), pursuant to the Agreement and Plan of Merger dated January 4, 2021 (the “Merger Agreement”). The Merger Agreement provides for a business combination in which Merger Sub I will merge with and into FLIR, with FLIR surviving as a wholly owned subsidiary of Teledyne, and immediately following the completion of the First Merger, FLIR will merge with and into Merger Sub II, with Merger Sub II surviving the Second Merger and continuing as a wholly owned direct subsidiary of Teledyne. Pursuant to the Merger Agreement, each share of FLIR Common Stock that is issued and outstanding immediately prior to the completion of the Merger will convert into the right to receive (i) $28.00 in cash and (ii) 0.0718 shares of Teledyne Common Stock.

Note 2: Basis of Presentation

The unaudited pro forma condensed combined financial information with respect to the proposed business combination with FLIR was prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, with Teledyne being the accounting acquirer, used the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and is based on the historical financial statements of Teledyne and FLIR. Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with any excess purchase price allocated to goodwill. Teledyne prepared the unaudited pro forma condensed combined financial information by adjusting FLIR’s assets and liabilities to their estimated fair values based on FLIR’s public financial information and preliminary valuation work. The final allocation of the purchase price will be determined after completion of the Merger and conclusion of the necessary valuation work. The final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Teledyne. Teledyne will continue to perform a detailed review of FLIR’s accounting policies. As a result of that review, Teledyne may identify differences in accounting policies that would materially impact the presentation of the consolidated financial statements of the combined company.

Reclassifications made to FLIR’s historical consolidated statements of income for the three-months ended March 31, 2021 to conform to Teledyne’s presentation:

•	Reclassification of amortization expense of $9.3 million reported as cost of goods sold to selling, general and administrative expenses.

(dollars in millions)	FLIR Historical	Reclassifications	FLIR Adjusted Historical
Three months ended March 31, 2021
Cost of sales[1]	$258.1	$(9.3)	$248.8
Selling, general and administrative[1]	$156.7	$9.3	$166.0

[1]

Teledyne reports its cost and expenses in two categories: cost of sales and selling, general and administrative. FLIR historical results reported costs of goods sold (labeled as cost of sales above) and operating expenses separately. FLIR’s first quarter of 2021 operating expenses consisted of research and development expense of $52.2 million, selling, general and administrative expense of $103.9 million, and restructuring expenses of $0.6 million, which totaled $156.7 million of total operating expenses. Teledyne classified this $156.7 million of operating expenses within the caption selling, general and administrative to conform to Teledyne’s presentation.

Reclassifications made to FLIR’s historical consolidated balance sheet as of March 31, 2021 to conform to Teledyne’s presentation:

•	Reclassification of demonstration units of $31.0 million reported as prepaid expenses and other current assets to property, plant and equipment, net.

•	Reclassification of unbilled receivables of $75.4 million reported as accounts receivable, net to unbilled receivables, net.

(dollars in millions)	FLIR Historical	Reclassifications	FLIR Adjusted Historical
As of April 4, 2021
Accounts receivable, net	$391.3	$(75.4)	$315.9
Unbilled receivables, net	$—	$75.4	$75.4
Prepaid expenses and other current assets	$97.6	$(31.0)	$66.6
Property, plant and equipment	$269.3	$31.0	$300.3

Note 3: Accounting Policies

The accounting policies used in the preparation of these unaudited pro forma condensed combined financial statements for the proposed business combination with FLIR are those set out in Teledyne’s Annual Report on Form 10-K for the fiscal year ended January 3, 2021. Based on a preliminary review of FLIR’s accounting policy disclosures as set forth in FLIR’s Annual Report on Form 10-K for the year ended December 31, 2020, Teledyne has not identified any material differences in accounting policy elections that impact these unaudited pro forma condensed combined financial statements.

Note 4: Purchase price accounting and estimated merger consideration

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect preliminary allocation of the estimated purchase price to acquire FLIR’s identifiable assets and assume its liabilities, with the excess recorded as goodwill. The preliminary purchase price allocation in this unaudited pro forma condensed combined financial information is based upon the purchase price of approximately $7.9 billion as primarily determined by the value of approximately $56 per share multiplied by FLIR’s 132.4 million shares that were be settled by cash settlement of $28.00 per share and issuance of 0.0718 shares of Teledyne Common Stock. The value of the new Teledyne Common Stock issued is in this purchase price allocation is based on the closing market price of Teledyne’s Common Stock as of March 13, 2021 of $409.41.

The pro forma purchase price adjustments are preliminary and are subject to change based completion of appropriate valuation analysis and purchase accounting adjustments to the net tangible and intangible assets and liabilities acquired.

(Dollars and shares in millions, except per share amounts and exchange ratio)	Amount
Number of FLIR common stock shares outstanding as of May 13, 2021	132.4
Cash settlement of FLIR common stock shares at $28.00 per share(1)	$3,712.8
Exchange ratio (2)	0.0718
Number of Teledyne shares issued for FLIR outstanding common stock	9.5
Fair value of Teledyne common stock issued for FLIR outstanding common stock (3)	$3,888.4
Cash settlement of FLIR stock awards (4)	$23.6
FLIR debt repayment	$243.6
Total Consideration	$7,868.4

(1)	Including cash settlement of $4.6 million in lieu of issuing Teledyne equivalent of fractional shares.
(2)	The exchange ratio is equal to 0.0718 in accordance with the merger agreement.
(3)	Calculated by multiplying the Teledyne stock price of $409.41 per equivalent FLIR share as determined by the exchange ratio.
(4)	Cash settlement of FLIR’s outstanding stock option and restricted stock units (RSU) as of May 13, 2021 treated as purchase consideration.

The following is a preliminary estimate of the assets acquired and the liabilities assumed by Teledyne, as if the Merger had occurred on April 4, 2021:

(Dollars, in millions)	Amount
Current assets, including cash acquired	$1,285.8
Property, plant and equipment	407.3
Goodwill	5,308.4
Intangible assets	2,400.0
Other assets	151.8

Total Assets	$9,553.3

Total debt	$496.8
Other liabilities assumed	1,188.1

Total Liabilities	$1,684.9

Total Consideration	$7,868.4

The final allocation of the purchase price will be determined after completion and conclusion of the necessary valuation work. The final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments.

During fiscal year 2018, the Swedish Tax Authority (“STA”) issued a reassessment of tax for the year ending December 31, 2012 to one of FLIR’s non-operating subsidiaries in Sweden. The reassessment concerns the use of tax credits applied against capital gains pursuant to European Union Council Directive 2009/133/EC, commonly referred to as the EU Merger Directive, and assesses taxes and penalties totaling approximately $342.9 million (Swedish kroner 3.0 billion) as of March 31, 2021. On March 26, 2020, FLIR received an adverse judgment from the First Instance Court of Sweden (the “Court”) regarding the STA’s reassessment. FLIR does not agree with the Court’s ruling, continues to believe the STA’s arguments in the reassessment are not in accordance with Swedish tax regulations or the treaty for the avoidance of double taxation between Sweden and Belgium, and has appealed the decision to the Administrative Court of Appeal in Stockholm. Consequently, no adjustment to FLIR’s unrecognized tax benefits has been recorded in relation to this matter in FLIR’s historical financial statements. No adjustments have been made for this Swedish tax matter in Teledyne’s current preliminary estimates of the purchase price allocation. The final acquisition accounting adjustments for this Swedish tax matter may be materially different from the unaudited pro forma adjustments, as Teledyne obtains additional information on this matter and as additional information is made known during the post-acquisition measurement period.

Note 5: Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income

a)

Cost of sales: Represents a net increase of $0.9 million comprised of estimated depreciation expense of $6.1 million based on the preliminary fair value purchase accounting estimate of FLIR’s property, plant, and equipment depreciated over their estimated remaining useful lives, determined in accordance with Teledyne policy, and removing FLIR’s historic depreciation expense of $5.2 million.

b)	Selling, general and administrative expenses: Represents adjustments comprised of the following:

(Dollars in millions)	Three months ended April 4, 2021
Removal of FLIR’s historic depreciation expense	$(6.2)
Removal of FLIR’s historic amortization expense(1)	(12.0)
Depreciation expense for property, plant and equipment(2)	6.0
Amortization expense for acquired intangible assets(2)	43.2

Total	$31.0

(1)	After certain reclassification adjustments to FLIR’s historic results to align with Teledyne’s presentation.
(2)	Depreciation and amortization expense calculated based on fair value purchase accounting estimate on a straight-line bases over the estimated remaining useful lives in accordance with Teledyne policy.

c)	Interest and debt expense, net: to record the following debt-related adjustments:

(Dollars in millions)	Three months ended April 4, 2021
Interest expense on new financing (1)	$15.1
Fair value amortization on assumed FLIR debt (2)	0.1
Removal of interest expense on settled debt (3)	(1.6)

Total	$13.6

(1)

Includes estimated incremental interest expense of $13.4 million related to debt issued to finance the transaction based on a weighted average fixed rate assumption and $1.7 million of amortization of related debt discount and issuance costs. If the interest rate on this debt changed by 1/8%, estimated interest expense would change by $0.9 million.

(2)	Includes $0.1 million of amortization for the incremental fair value of the assumed debt recognized in connection with purchase accounting.
(3)

Includes removal of $3.4 million of interest expense, including a $0.2 million interest rate swap amount reclassed from accumulated other comprehensive income (“AOCI”), related to Teledyne and FLIR debt that was settled as part of the transaction, offset by $1.8 million of expense for unamortized debt issuance costs of FLIR outstanding borrowings under its credit agreement settled in connection with the transaction.

d)

Income tax expense: The pro forma adjustments were tax effected at the applicable blended statutory tax rate, generally 24%. Teledyne’s effective tax rate may be materially different after conclusion of final acquisition accounting, removal of one-time items reflected in historical amounts, analysis of the post-closing geographical mix of income, and other factors. Adjustments to tax assets and liabilities will occur in conjunction with the finalization of the purchase accounting, and these adjustments could be material.

Note 6: Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

e)	To adjust cash and cash equivalents as follows:

(Dollars in millions)	April 4, 2021
Cash consideration for the acquisition of FLIR	$(3,980.0)
Net proceeds from debt issuance(1)	993.5
Payment for estimated acquisition costs(2)	(104.5)

Total	$(3,091.0)

(1)

Total net proceeds from debt issuance for the Merger is $3,461.3 million which includes $2,467.8 million included in Teledyne’s historic results for the quarter ended April 4, 2021 and $993.5 million received after the first quarter as depicted in the unaudited pro forma adjustment above.

(2)

Payment for estimated acquisition costs for the Merger is approximately $154.7 million which includes $50.3 million included in both Teledyne’s and FLIR’s historic results for the first quarter of fiscal 2021.

f)

Inventories, net: Represents the adjustment to record the preliminary fair value of inventory acquired to estimate the value added in the manufacturing process prior to acquisition. The estimate is based on preliminary review of available data and subject to change once Teledyne has sufficient information as to the age, condition, and mix of FLIR’s inventory. The pro forma adjustment reflects an increase of $93.7 million in value for work in process and finished goods as raw materials are presumed to be valued at the price a market participant could achieve in a current sale.

g)

Property, plant and equipment, net: Represents the adjustment in carrying value of FLIR’s fixed assets from its recorded net book value to its preliminary estimated fair value. The estimated fair value is expected to be depreciated over the estimated useful lives of the assets, generally on a straight-line basis. No fair value adjustment has been estimated for the demonstration units as the carrying value of $31.0 million approximates fair market value and may materially change as Teledyne has sufficient information as to the age and mix. The fixed assets acquired with preliminary fair value adjustment estimates consist of the following:

	Estimated	FLIR Historical	April 4, 2021
(Dollars in millions)	Useful Life (in years)	Carrying Amount	Fair Value Adjustment	Estimated Fair Value
Land		$24.1	$24.2	$48.3
Buildings	15	120.9	24.1	145.0
Machinery and equipment	5	86.9	51.1	138.0
Office equipment and other	4	37.4	7.6	45.0

The estimated fair values and estimated useful lives are preliminary and subject to change once Teledyne has sufficient information as to the specific types, nature, age, condition, and location of FLIR’s fixed assets. The pro forma adjustment to property, plant and equipment, net also reflects the elimination of FLIR’s historical accumulated depreciation of $405.3 million against the gross carrying value of the related fixed assets of $674.6 million.

h)

Goodwill: Represents a net increase in goodwill of $3,921.5 million from the elimination of FLIR’s historical goodwill balance of $1,386.9 million offset by $5,308.4 million of goodwill as a result of the Merger. Goodwill resulting from the Merger represents the excess of estimated merger consideration over the preliminary fair value of the underlying tangible and identifiable intangible assets acquired and liabilities assumed. The estimated goodwill to be recognized is attributable primarily to expected synergies, complementary technology, and expanded market opportunities that Teledyne believes will result from combining its digital imaging operations with the operations of FLIR. The goodwill created in the Merger is not expected to be deductible for tax purposes and is subject to material revision as the purchase price allocation is completed.

i)

Intangible assets, net: Represents adjustments to record the preliminary estimated fair value of intangibles of approximately $2,400.0 million, which represents an increase of $2,202.4 million over FLIR’s net book value of intangible assets prior to the Merger. The estimated fair values of identifiable intangible assets are preliminary and are determined based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e. its highest and best use). The final fair value determinations for identifiable intangible assets may differ from this preliminary determination, and such differences could be material. The intangible assets acquired primarily consist of the following:

		April 4, 2021
(Dollars in millions)	Estimated Useful Life (in years)	Estimated Fair Value
Proprietary technology	10	$1,412.0
Customer list/relationships	12	380.0
Backlog	< 1	8.0
Trademarks	Indefinite	600.0

Acquired intangible assets		$2,400.0

Pro forma amortization expense of the acquired intangible assets was $43.2 million for the three months year ended April 4, 2021, respectively and recognized using the straight-line amortization method. The following table summarized the expected pro forma amortization expense of the acquired intangible assets for the years 2021 through 2025, which has been prepared to reflect the Merger as if they occurred on December 30, 2019. Teledyne has not completed the detailed valuation work necessary to finalize the required estimated fair values, estimated lives, or pattern of amortization associated with the acquired intangible assets which may result in a change in actual amortization expense recognized. The finalization of the detailed valuation work as well as the determination of the pattern of amortization associated with the acquired intangible assets may have a material impact on the valuation of intangible assets, the timing of expense recognition, and the purchase price allocation.

(Dollars in millions)	2021	2022	2023	2024	2025

Amortization expense	$172.9	$172.9	$172.9	$172.9	$172.9

j)

Accrued liabilities and Other long-term liabilities: Reflects a net increase of $578.5 million increase as a result of the estimated deferred tax impact of pro forma adjustments and acquisition costs of $580.5 million, offset by the removal of FLIR’s interest rate swap related to debt settled as part of the transaction which the current portion of $0.9 million was included in accrued liabilities and non-current portion of $1.1 million was included in other long-term liabilities.

The pro forma adjustments were tax effected at the applicable blended statutory tax rate, generally 24%. Teledyne’s effective tax rate may be materially different after conclusion of final acquisition accounting, removal of one-time items reflected in historical amounts, analysis of the post-closing geographical mix of income, and other factors. Adjustments to tax assets and liabilities will occur in conjunction with the finalization of the purchase accounting, and these adjustments could be material.

k)	To adjust long-term debt as follows:

(Dollars in millions)	April 4, 2021
Net proceeds from debt issuance(1)	$993.5
Adjustment in acquired FLIR debt to fair value (2)	2.2
Settlement of certain FLIR debt, net (3)	(231.2)

Total	$764.5

(1)

Teledyne’s historic results for the first quarter ended April 4, 2021 included net proceeds from debt issuance of $2,467.8 million. Additional debt issuance proceeds of $993.5 million subsequent to the first quarter results in a total adjustment for the unaudited pro forma combined presentation of $3,461.3 million.

(2)	Represents increase in historical FLIR indebtedness to fair value in connection with preliminary purchase price allocation.
(3)	Represents a cash settlement of FLIR debt of $233.0, with the corresponding $1.8 million of debt issuance costs amortized at the settlement date.

l)

Total stockholders’ equity: Represents the elimination of FLIR common stock and additional paid-in capital (APIC), retained earnings, and AOCI, as well as the following adjustments to reflect the capital structure of the combined company.

	Common	Retained	Treasury
(dollars in millions)	Stock	Earnings	Stock	AOCI
Fair value of TDY stock issued for FLIR common stock and equity awards (1)	$3,888.4	$—	$—	$—
Elimination of FLIR historical shareholder’s equity (1)	(42.1)	(2,033.6)	7.5	—
Recognition of transaction costs (2)	—	(87.9)	—	—
Elimination of FLIR historical AOCI (3)	—	—	—	158.3

Total	$3,846.3	$(2,121.5)	$7.5	$158.3

(1)

Adjustment to increase the common stock of the combined company by the par value of the 9.5 million shares issued in connection with the Merger and reduction of the par value of the FLIR Common Stock and treasury stock acquired, as well as to increase APIC for the difference. The adjustment assumes that new common stock will be issued; a portion of such shares may be replaced with shares held in treasury.

(2)

Adjustment for $154.7 million of estimated transaction costs, net of deferred tax expense of $16.5 million, that are directly attributable to the Merger and includes approximately $50.0 million incurred as of April 4, 2021 and approximately $105.0 million that were not incurred by TDY or FLIR as of April 4, 2021.

(3)

Elimination of historical AOCI amounts related to FLIR’s cash flow and fair value hedges, foreign currency translation recorded by FLIR, and unamortized prior service costs as a result of purchase accounting.